IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE WESTERN DISTRICT OF TEXAS
                                 AUSTIN DIVISION


In re:                                      ss.       Chapter 11
                                            ss.
THE CARE GROUP, INC., ET AL                 ss.       Case No. 98-13247FM
                                            ss.
                  Debtors                   ss.       Substantively Consolidated


                     ORDER CONFIRMING PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
               FOR THE CARE GROUP, INC. AND ITS AFFILIATED DEBTORS

         CAME ON FOR CONSIDERATION on February 1, 1999, the Debtor's Second Amended Plan of Reorganization filed on January 4, 1999 (the "Plan"). The Bankruptcy Court has also made findings of fact and conclusions of law as reflected in the Findings of Fact and Conclusions of Law Regarding Confirmation of the Debtor's First Amended Plan of Reorganization ("Findings and Conclusions"). Unless stated otherwise, all capitalized terms used in this Order shall have the same meaning that they are defined to have in the Plan. Based on the Findings and Conclusions, which are incorporated herein by reference, and other good cause having been shown, it is therefore

         ORDERED that the Plan shall be and hereby is CONFIRMED pursuant to section 1129 of title 11 of the United States Code (the "Bankruptcy Code"); it is further

         ORDERED that upon the entry of this, all conditions precedent set forth in the Plan shall have been satisfied; it is further

         ORDERED that to the extent any objections to confirmation of the Plan have not been withdrawn before the date hereof or are not cured by the relief granted herein, such objections to confirmation of the Plan shall be and hereby are overruled; and all withdrawn objections shall be and hereby are deemed withdrawn with prejudice; it is further

         ORDERED that the Debtors and their directors, officers, agents, attorneys and representatives are authorized and empowered to carry out all of the provisions of the Plan and to execute all documents certificates, reports or instruments as are necessary, useful or appropriate to effectuate, implement or consummate fully the Plan or this Order, and that the Debtors directors, officers, agents, attorneys and representatives are authorized to deliver, file and record such documents, certificates, reports or instruments with the appropriate federal, state, commonwealth, local, foreign or other governmental authorities and with other entities as are necessary, useful or appropriate to effectuate, implement or consummate the Plan or this order; it is further

         ORDERED that each and every federal, state, commonwealth, local, foreign or other governmental agency or department is hereby directed to accept any and all documents and instruments necessary, useful or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan or this Order; it is further

         ORDERED that given the state of the Debtor's records and the acts and omissions of the former CFO and management group, the Reorganized Debtor will be unable to file audited financial statements for fiscal years 1997 and 1998. Even if the Reorganized Debtor undertook the great expense of trying to recreate accurate financial records, the Reorganized Debtor would be unable to guarantee the accuracy of the records during this period and would be unable to obtain an independent auditor to verify the audit. Therefore, Reorganized Debtor will establish a "fresh start" accounting statement as of the Effective Date and will remain current on all financial reporting from that date forward ; it is further

         ORDERED that current officers and directors will not be held criminally or civilly liable for good faith statements, representations, or filings made, including tax returns and Medicaid or Medicare Cost Reports, based on the inclusion of data, information, or figures from the Debtor's financial records prior to the Effective Date; it is further

         ORDERED that current officers and directors will not be held criminally or civilly liable for missing or lost documents and records prior to the Effective Date; it is further . ORDERED that the name of the Reorganized Debtor, The Care Group, Inc., is hereby changed to Allion Healthcare, Inc. ("Allion"); it is further

         ORDERED that the Surviving Debtor Subsidiaries, including: Mail Order Meds, Inc., CareLine of New York d/b/a Mail Order Meds of New York, Inc., The Care Group of Texas, Inc., and CareLine of Houston, Inc. shall survive bankruptcy and shall be the wholly owned subsidiaries of Allion Healthcare, Inc.; it is further

         ORDERED that Commonwealth Certified Home Care, Inc. shall also survive bankruptcy and shall also be a wholly owned subsidiary of Allion Healthcare, Inc., but subject to the agreement with Visiting Nurse Service of New York Home Care to purchase specific assets of Commonwealth Certified Home Care, Inc.; it is further

         ORDERED that the remaining fourteen (14) wholly owned subsidiaries of The Care Group, Inc., including The Care Group of New York, Inc., Windsor Wholesale, Inc., The Care Group of Georgia, Inc., CareLine of Georgia, Inc., Advanced Care Associates, Therafusion, Inc., The Care Group of Los Angeles, Inc., CareLine of Dallas, The Care Group of Florida, Inc., CareLine Laboratories of Maryland, Inc., Millwo Management, Inc., CareLine of Louisiana, Inc., CareLine Acquisition Co., Inc., and The Care Group, L.L.C. are dissolved as of the Effective Date (The "Dissolved Subsidiaries"); it is further

         ORDERED that, pursuant to section 1145(a) of the Bankruptcy Code, the issuance to holders of Allowed Claims and the Pappajohn Group of Allion Healthcare, Inc. stock and the issuance of Allion Healthcare, Inc. Warrants,(collectively, the "Plan Securities") pursuant to this Plan, and the subsequent exercise of Allion Healthcare, Inc. Warrants by such holders or transferees to purchase the securities issuable thereunder, shall be exempt from registration under the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer or underwriter of, or broker or dealer in, a security. All such securities to be issued shall be freely transferable by the initial recipients thereof (i) except for any such securities received by an underwriter within the meaning of section 1145(b) of the Bankruptcy Code, and (ii) subject to any restriction contained in the terms of such securities themselves, in the Plan, or in the Plan Documents; it is further

         ORDERED that, Allion Healthcare, Inc. and HCFP Funding, Inc. may amend the Stock Purchase Warrant and Registration Rights Agreement post-confirmation to change the price paid to exercise the warrants and to modify the dilution provisions.

         ORDERED that, pursuant to section 1146 of the Bankruptcy Code, the issuance, distribution, transfer or exchange of the Plan Securities, and the creation, modification, consolidation, recording, making or delivery of any instrument of transfer (including deeds, mortgages, deeds of trust, security agreements, financing statements and other instruments of transfer) or the making, assignment or recording of any lease or sublease required in order to implement the corporate reorganization transactions set forth in the Plan or the provisions respecting the vesting of assets set forth in the Plan or otherwise required in order to effectuate, implement or consummate the Plan or this Order, shall not be subject to any tax under any law imposing a document recording tax, conveyance fee, intangibles or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, stamp tax or similar tax or governmental assessment, and the appropriate governmental officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessments and to accept for filing and recordation any of the foregoing instruments without the payment of any such tax or assessment; it is further

         ORDERED that the automatic stay imposed by section 362 of the Bankruptcy Code is hereby modified as necessary to allow the execution, delivery, filing and recordation of the Plan Documents and any other documents, certificates, reports, UCC financing or termination statements or instruments as are necessary, useful or appropriate to effectuate, implement and consummate the Plan; it is further

         ORDERED that the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases as and to the extent provided in Article XIV of the Plan; it is further

         ORDERED that, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, Allion Healthcare, Inc. shall pursue any potential cause of action that the Debtors find to exist to the extent that any such potential cause of action vests in or is assigned to Reorganized Care Group (or its designee) in accordance with the terms of the Plan; notwithstanding the foregoing, any potential cause of action that is assigned to Reorganized Care Group or its designee shall be subject to such rights of setoff or other defenses as existed immediately prior to such assignment except as otherwise provided in this Order or the Plan; it is further

         ORDERED that John Pappajohn, Dr. Derace Schaffer, and Michael P. Moran (collectively, the "Care Group Directors") are hereby appointed as the initial directors of Allion Healthcare, Inc. from and after 8:00 a.m., C.S.T. on the date five (5) Business Days prior to the Effective Date or such other date on or prior to the Effective Date as may be designated by the Debtors (the "Commencement Time"). Without further action by any person, the Care Group Directors shall commence their status as directors of Reorganized Care Group as of the Commencement Time. Such appointments shall be deemed ratified retroactively by the initial holders of any reorganized Care Group Common Stock on the Effective Date. Nothing set forth herein shall prevent any of the Care Group Directors from resigning as a director of Allion Healthcare, Inc. at any time without further order of this Bankruptcy Court. If a vacancy in the Allion Healthcare, Inc. Board of Directors occurs for any reason, such vacancy shall be filled in accordance with the Allion Healthcare, Inc. Certificate of Incorporation and the Allion Healthcare, Inc. Bylaws; it is further

         ORDERED that the Debtors' assumptions, assignments and rejections of executory contracts and unexpired leases, specifically including but not limited to those entered into post-petition in the ordinary course of business, as provided in the Plan shall be and hereby are APPROVED; it is further

         ORDERED that, in accordance with section 303 of the Delaware General corporation Law, the officers of Allion Healthcare, Inc. are hereby authorized to make, execute and file with the Secretary Of State of the State of Delaware a restated certificate of incorporation in substantially the respective form thereof filed with the Bankruptcy Court as Plan Documents, to become effective on the Effective Date; it is further

         ORDERED that the bylaws of Allion Healthcare, Inc. shall be amended and restated, as of the Effective Date, to be in substantially the respective form thereof filed with the Bankruptcy Court as Plan Documents; it is further

         ORDERED that, except as provided in the Plan and to the extent permitted by the Bankruptcy Code, including section 1141(d) thereof, upon the Effective Date, the Debtors shall be and hereby are deemed discharged and released from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (ii) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based upon such debt has accepted the Plan. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors at any time obtained to the extent it relates to a Claim discharged and operates as an injunction against the commencement, continuation or prosecution of any action, the employment of process or any act to collect, recover or offset the Claims against the Debtors or the property of any of them. Allion Healthcare, Inc. shall not be liable for any obligation, liability or Claim, whether reduced to judgment, matured, unmatured, liquidated, unliquidated, fixed contingent, secured or unsecured, legal or equitable of any affiliated Debtor, existing prior to, subsequent to, or related to implementation of the Plan, except as otherwise expressly provided herein or in the Plan. The confirmation of the Plan will nonetheless "discharge," except as provided in the Plan, Allion Healthcare, Inc. and its subsidiaires under section 1141(d)(1) of the Bankruptcy Code; it is further

         ORDERED that, in accordance with section 303 of the Delaware General Corporation Law, the officers of Allion Healthcare, Inc. are hereby authorized to make, execute and file with the appropriate Secretary of State, the certificates of dissolution effecting the dissolution of the Dissolved Subsidiaries; it is further

         ORDERED that from and after the Effective Date, and as set forth in subsection (d) below, all Persons who have held, hold or may hold Claims, with respect to any such Claim arising prior to the Effective Date, and except as expressly set forth in the Plan or the Plan Documents (including any exhibits thereto), are permanently enjoined from taking the following action in connection with such Claim against or affecting (i) the Debtors, (ii) Allion Healthcare, Inc. and its subsidiaries (iii) any direct or indirect successor in interest to the foregoing parties, (iv) any of their property or (v) any direct or indirect transferee of any of such property:

                           (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any thereof in a judicial, arbitral, administrative or other forum);

                           (b) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

                           (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind;

                           (d) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly; and

                           (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and it is further

         ORDERED that any judgment at any time obtained, to the extent that such judgment is a determination of liability of any of the Debtors with respect to any claim or Equity Interest discharged or canceled hereunder, is null and void; it is further

         ORDERED that all injunctions or stays: (a) ordered or imposed in the Chapter 11 Cases pursuant to sections 105(a) or 362(a) of the Bankruptcy Code or otherwise; and (b) extant on the Confirmation Date, shall, except as otherwise provided in this Order, remain in full force and effect until the Effective Date; it is further

         ORDERED that on the Effective Date, except as provided in the Plan, title to all property of the Estate, including, without limitation, all contracts of the Estate with federal, state, commonwealth, local and foreign governmental bodies or authorities, all contracts with quasi-governmental bodies or authorities, all contracts with private parties, and all permits, licenses, bonds, certifications, approvals, agreements, arrangements, understandings, codes, policies (insurance and otherwise), bids or proposals relating to any aspect of the business to be conducted by Allion Healthcare, Inc. and its subsidiaries after the Effective Date, except any contracts or unexpired leases rejected pursuant to the Plan or prior orders of the Court, shall vest in and be transferred, assigned, conveyed and delivered to Allion Healthcare, Inc., free and clear of all liens, Claims, Equity Interests and encumbrances, in accordance with Section 1141 of the Bankruptcy Code, except as specifically provided in the Plan and excluding the liens securing HCFP Funding, Inc. To the extent that any contracts, permits, licenses, bonds, certificates, approvals, agreements, arrangements understandings, bids, or proposals, mortgages, deeds of trust or leases contain or are otherwise encumbered with any clause, condition or covenant which in any way prohibits any transfer, assignment or conveyance contemplated or required hereby, such clause, condition or covenant shall be null and void and of no force or effect; it is further

         ORDERED that the Allion Healthcare, Inc. Stock Option Plan is hereby approved as provided in the Plan; it is further

         ORDERED that the Allion Healthcare, Inc. is a "successor" to the Debtors within the meaning of, and Allion Healthcare, Inc. stock is issued pursuant to, section 1145(a) (1) of the Bankruptcy Code; it is further

         ORDERED that Allion Healthcare, Inc. shall succeed to all rights and obligations of Reorganized Care Group with respect to the Designated Claims and shall be bound by all agreements with respect to the Designated Claims entered into by Reorganized Care Group to the same extent as Reorganized Care Group; it is further

         ORDERED that the rate of 6 % per annum, except as provided in the Plan, is hereby determined to be the appropriate rate for post-Confirmation Interest; it is further

         ORDERED that within ten (10) business days after the date of entry of this Order, the Debtors shall mail to all parties in interest in these cases notice of entry of this Order, together with notice of the last day of filing administrative claims, claims arising from the rejection of executory contracts and applications for allowances of compensation and/or reimbursement of expenses pursuant to the Plan; it is further

         ORDERED that reports evidencing the distribution and closing of the cases as set forth by Bankruptcy Rules 3021 and 3022 shall be filed by the Debtors within sixty (60) days after the Effective Date. Such reports shall contain information concerning actions taken by the Debtors and progress made in the consummation of the Plan; it is further

         ORDERED that any business that is conducted by any of the Debtors (other than the surviving Debtor Subsidiaries) on the Effective Date shall be deemed to have been conducted by Allion Healthcare, Inc.; it is further

         ORDERED that, notwithstanding the discharge of any pre-Effective Date Claim as elsewhere contemplated by this Order, the claims of HCFP Funding, Inc. shall not be discharged or otherwise impaired; it is further

         ORDERED that neither the Debtors, nor any of their respective members, officers, directors, employees, agents, attorneys or other professionals shall have or incur any liability to any holder of a Claim or Equity Interest or any other Person or entity for any act, event, or omission in connection with, or arising out of, the Chapter 11 Cases, or in connection with the confirmation of the Plan, the motions to approve third party settlements pursuant to Bankruptcy Rule 9019(a), the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.

                    SIGNED this 1st day of February, 1999.

                                                  /s/ Frank R. Monroe
                                                  -----------------------------
                                                  HONORABLE FRANK R. MONROE

After execution, please return a copy to:

Hazen & Terrill, P.C.
111 Congress, Suite 800
Austin, Texas  78701
(512) 477-9997
(512) 457-9898 (fax)

Attorneys for Debtor
The Care Group, Inc., et al